COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)
(Unaudited)

	YTD 9/30/05	YTD 12/31/04	YTD 12/31/03	YTD 12/31/02	YTD 12/31/01	YTD 12/31/00

FIXED CHARGES:
Interest on deposits	423,141	303,045	320,689	458,287	705,886	735,087
Interest on borrowings	499,564	516,282	403,434	441,637	462,307	679,837
Preference Dividends	—	—	—	—	—	—
Accretion of debt premium and issuance expense	6,879	9,622	5,543	8,295	6,041	11,555
Portion of rent expense representative of interest	31,131	45,574	47,280	51,002	51,306	29,584

Total Fixed Charges including deposit interest	960,715	874,523	776,946	959,221	1,225,540	1,456,063
Total Fixed Charges excluding deposit interest	537,574	571,478	456,257	500,934	519,654	720,976

EARNINGS:
Income before taxes	678,085	581,222	554,899	466,555	139,870	(90,232)
Minority interest expense (Grossed up for taxes)	(22,915)	(28,200)	(30,110)	(30,880)	(25,577)	(10,288)
Less: Preference Security Dividends	—	—	—	—	—	—
Minority interest expense (pre-tax)	17,257	22,006	21,805	22,635	21,362	6,687
Total fixed charges including deposit interest	960,715	874,523	776,946	959,221	1,225,540	1,456,063

Total earnings including deposit interest in fixed charges	1,633,142	1,449,551	1,323,541	1,417,532	1,361,195	1,362,230

Less: Deposit interest	(423,141)	(303,045)	(320,689)	(458,287)	(705,886)	(735,087)

Total earnings excluding deposit interest in fixed charges	1,210,001	1,146,506	1,002,852	959,245	655,309	627,143

RATIOS OR DEFICIENCY:
Earnings/fixed charges
Including interest on deposits	1.70	1.66	1.70	1.48	1.11	deficiency
Excluding interest on deposits	2.25	2.01	2.20	1.91	1.26	deficiency

Deficiency in earnings to fixed charges including deposits	N/A	N/A	N/A	N/A	N/A	93,833
Deficiency in earnings to fixed charges excluding deposits	N/A	N/A	N/A	N/A	N/A	93,833

Details of components of rent expense:

Rent Expense	67,234	84,908	83,432	88,631	84,138	51,995
less Sale-leaseback rent	20,363	27,151	27,151	27,151	27,151	13,575

Net	46,871	57,757	56,281	61,480	56,987	38,420
1/3 of rent expense	15,624	19,252	18,760	20,493	18,996	12,807
+ sale-leaseback interest	15,507	26,322	28,520	30,509	32,310	16,777

	31,131	45,574	47,280	51,002	51,306	29,584